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                                                                   EXHIBIT 11.1

                           MASTECH CORPORATION
                   CALCULATION OF  PER SHARE EARNINGS
                    --------------------------------------
              (Dollars in thousands, except per share data)
                 ---------------------------------------------
                               (Unaudited)
                               -----------

                                                                    For the Quarter Ended
                                                               -------------------------------
                                                               March 31, 1997  March 31, 1996
                                                               --------------  ---------------
                                                                                   (Pro Forma
                                                                                  Information)

Weighted average common shares............................         21,654,600      18,200,000

Dilutive effect of stock issued within one year of the
 initial public offering..................................                ---          54,600


Dilutive effect of common stock equivalents...............             80,596             ---


Total weighted average shares.............................         21,735,196      18,254,600
                                                                  ===========     ===========

Net income and pro forma net income, respectively                 $     2,309     $     2,059
                                                                  ===========     ===========
Net income and pro forma net income per share of
 common stock, respectively                                       $      0.11     $      0.11
                                                                  ===========     ===========
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